Exhibit (n)(ii)
THE DIAMOND HILL FUNDS
MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
(As Amended November 17, 2011)
          This Multiple Class Plan (the “Plan”) is adopted in accordance with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”) by the Diamond Hill Funds (the “Trust”) on behalf of those series listed on Schedule A attached hereto (collectively the “Funds” and individually a “Fund”). A majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust , as defined in the Act (“Independent Trustees”), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan and any amendments thereto.
     The provisions of the Plan are:
1.	GENERAL DESCRIPTION OF CLASSES. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plans; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus(es) and statement(s) of additional information of the Funds, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of Shares. The Trust currently has designated three classes of shares: Class A, Class C and Class I. The Plan is hereby amended to add a fourth class of shares: Class Y.

2.	SALES CHARGE STRUCTURE.
a.	Class A shares are offered and sold at net asset value plus an initial sales charge in such amount as is disclosed in the current prospectus for the Funds, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust’s Board of Trustees.

b.	Class C shares are offered at net asset value, without initial sales charge, but subject to Contingent Deferred Sales Charge (“CDSC”) in such amount as is disclosed in the current prospectus for the Funds, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust’s Board of Trustees.

c.	Class I shares are offered at net asset value, without initial sales charge or CDSC.

d.	Class Y shares are offered at net asset value, without initial sales charge or CDSC.
3.	DISTRIBUTION AND SERVICE FEES. The Trust has adopted a Service and Distribution

Plan with respect to Class A and Class C shares of each Fund pursuant to Rule 12b-1 under the 1940 Act, containing the following terms:
a.	Class A. Shares are subject to a maximum annual distribution fee of 0.25% of the average daily net assets of the Class A Shares of each Fund.

b.	Class C Shares are subject to a maximum annual distribution fee of 0.75%of the average daily net assets of the Class C Shares of each Fund and a maximum annual “service fee”, as that term is defined in rules and policy statements of the Financial Industry Regulatory Authority, of 0.25% of the average daily net assets of the Class C Shares of each Fund.
4.	EXPENSE ALLOCATIONS TO EACH CLASS.
a.	In addition to the service and distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund (“Class Expenses”). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;
(i)	expenses incurred in connection with a meeting of shareholders;

(ii)	litigation expenses;

(iii)	printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)	expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)	transfer agent fees and shareholder servicing expenses; and

(vi)	such other expenses incurred by or attributable to a specific class.
b.	All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

c.	Expenses may be waived or reimbursed by a Fund’s investment adviser, administrator, distributor or any other provider of services to the Fund or the Trust without the prior approval of the Board of Trustees.
5.	CLASS DESIGNATION. Subject to the approval by the Trustees of the Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

6.	ADDITIONAL INFORMATION. This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund’s multiple class structure.

7.	PERIODIC REVIEW. The Board of Trustees shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

8.	EFFECTIVE DATE. This Plan was initially effective on January 20, 1999.

9.	AMENDMENT AND TERMINATION. This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, has found that the proposed amendments, including any proposed change to the expense allocation, is in the best interest of each class and Fund and the Trust as a whole. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment. This Plan may be terminated at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Independent Trustees

SCHEDULE A
TO THE
MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
As Amended November 17, 2011
Name of Fund
Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill Select Fund
Diamond Hill Long-Short Fund
Diamond Hill Financial Long-Short Fund
Diamond Hill Strategic Income Fund
Diamond Hill Research Opportunities Fund